Exhibit 10.1

ALLIANT ENERGY CORPORATION

Special Incentive Agreement

THIS SPECIAL INCENTIVE AGREEMENT (“Agreement”) is made and entered into as of the 28th day of May, 2010, by and between Alliant Energy Corporation, a Wisconsin corporation, on behalf of itself and its subsidiaries and affiliates (the “Company”), and Barbara J. Swan, a key employee of the Company (“Employee”).

R E C I T A L S

WHEREAS, Employee is employed by the Company in a key executive capacity and Employee’s services are valuable to the conduct of the business of the Company;

WHEREAS, the Company recognizes that circumstances may arise in the future causing a potential conflict of interest between the Company’s needs for Employee to remain focused on the Company’s business and the necessary continuity in management, and Employee’s reasonable personal concerns regarding economic protection;

WHEREAS, the Company and Employee are desirous that any proposal for future retirement will be considered by Employee objectively and with reference only to the best interests of the Company and its shareowners; and

WHEREAS, Employee will be in a better position to consider the Company’s best interests if Employee is afforded reasonable economic security in the form of an incentive payment, as provided in this Agreement, to accomplish certain goals that promote the best interests of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein set forth, the parties hereto mutually covenant and agree as follows:

1.	Special Incentive Bonus. Subject to the terms and conditions of this Agreement, and so long as Employee remains continuously employed as an employee by the Company through November 30, 2010, Company shall pay to Employee a one-time cash bonus in the amount of up to $275,000.00 (the “Incentive Bonus”). No Incentive Bonus shall be payable if Employee’s employment is terminated prior to November 30, 2010 for the following reasons: Employee’s death, Employee’s disability, termination by the Company with cause or voluntary termination by Employee.

2.	Conditions for Payment of Incentive Bonus. The Incentive Bonus shall be paid provided:

(a)	Employee elects to retire on November 30, 2010; and

(b)	Employee, prior to November 30, achieves the following performance goals:

i. Makes substantial progress in assisting in the appointment of a successor General Counsel of the Company;

ii. Makes substantial progress and, if possible concludes, pending litigation related to notices of violation from the Environmental Protection Agency and notices of intent to sue from the Sierra Club of Wisconsin alleging violations at several generating stations operated by Wisconsin Power and Light Company;

iii. Makes substantial progress and, if possible concludes, pending litigation against the Alliant Energy Corporation Cash Balance Plan;

iv. Successfully transitions all Strategic and Corporate Services leadership functions to successor leadership;

v. Provides mentoring to the successor President of Wisconsin Power and Light Company, if such successor President is identified prior to Employee’s retirement;

vi. Agrees to be available to the Chief Executive Officer, successor General Counsel and Vice President of Human Resources of the Company for consultation as an independent contractor on the items listed in this Section 2(c) for up to six months after retirement, for not more than 20% of the average level of bona fide services performed by Employee for the Company and its 409A affiliates over the immediately preceding 36-month period, at an hourly rate of $225.00.

3.	Satisfaction of Performance Goals. The Compensation and Personnel Committee (the “Committee”) of the Company’s Board of Directors will make the final determination, in its sole discretion, on whether or not the performance goals listed in Section 2(c) are met.

4.	Timing of Payment. The Incentive Bonus shall be payable in cash as soon as practicable after November 30, 2010, so long as the conditions provided in Section 2 are met. In no case may the Incentive Bonus, if any, be paid later than December 31, 2010.

5.	Withholding of Tax. The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold.

6.	Employment. This Agreement shall not be construed as granting to Employee any right with respect to continued employment by the Company.

7.	Employee Benefit Purposes. Subject to all federal and state laws and regulations, the Incentive Bonus will not be included in determination of benefits under any qualified or non-qualified employee benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to Employee which are maintained by the Company.

8.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company, its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. This Agreement may not be assigned by the Employee, and any attempted assignment shall be null and void and of no legal effect.

9.	Amendment or Modification. Except as otherwise provided herein, no term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing, approved by the Committee, and signed by the parties.

10.	Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the internal laws of the State of Wisconsin, without reference to conflict of law principles thereof.

11.	Headings. Headings are used in this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement.

12.	Section 409A. The Company and Employee intend for this Agreement to comply with Section 409A of the Internal Revenue Code. The Company cannot and does not warrant or provide any guaranty that the terms of this Agreement, or the actions of Employee after the term of the Agreement will not be subject to the additional tax provided by Section 409A of the Internal Revenue Code. In any event, except for the responsibility of the Company to withhold applicable income and employment taxes, Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement.

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[The signatures to this Agreement are on the next page.]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and Employee has hereunto affixed her hand as of the day and year first above written.

ALLIANT ENERGY CORPORATION
(the “Company”)

By:	/s/ William D. Harvey
William D. Harvey
President and Chief Executive Officer

EMPLOYEE:

/s/ Barbara J. Swan
Barbara J. Swan

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